INSIDER TRADING POLICY

Adopted: August 7, 2014
Last Revised: March 3, 2025
The Board of Directors of Potbelly Corporation (the “Company” or “Potbelly”) has adopted this Insider Trading Policy (the “Policy”) in order to take an active role in the prevention of insider trading violations by our officers, directors, employees and other related individuals. This Policy is not intended to create obligations of the Company beyond those established by applicable laws or regulations. To the extent that this Policy might be interpreted to create any responsibility or obligation beyond that required by law or regulation (a “Discretionary Responsibility”), it will be interpreted to not create any material or legally enforceable obligation or responsibility, and any such Discretionary Responsibility may be waived or modified at the full discretion of the Board of Directors.

Why do we have this Policy?
On a regular basis we provide you, our employees and directors, with confidential information regarding many aspects of our business. Under federal and state securities laws, it is illegal to trade in the securities of a company while in possession of material nonpublic information about that company. Thus, because you will have knowledge of specific confidential information that is not disclosed outside of the Company and which will constitute material nonpublic information, your trading in our securities could constitute “insider trading” and violate the law, as could “tipping” (giving material nonpublic information to) others who then trade on the basis of that information. The consequences of insider trading or the tipping of material nonpublic information can be severe. In fact, the person violating the laws, as well as the Company and our individual directors, officers and other supervisory personnel, may be subject to criminal and civil lawsuits and financial penalties in connection with a violation of the insider trading laws.
We have adopted this Policy to comply with the laws governing (i) trading in our securities while in possession of material nonpublic information concerning the Company and (ii) tipping or disclosing material nonpublic information to outsiders, and in order to prevent the appearance of improper trading or tipping. We reserve the right to prohibit any transaction from being completed to enforce compliance with this Policy or applicable law
What is Potbelly’s policy on Insider Trading?
1.Do not trade on material nonpublic information.

Whether or not the trading window (as described below) is open, you may not trade in the Company’s securities while you are aware of material nonpublic information about the Company. It is not an excuse that you did not “use” the information in deciding whether or not to engage in the transaction.
Similarly, you may not engage in transactions involving the securities of any other company if you are aware of material nonpublic information about that company because of your employment or affiliation with the Company. For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction constitutes material nonpublic information for that other company, you are prohibited from engaging in transactions involving the securities of that other company. It is important to note that “materiality” is different for different companies. Information that is not material to Potbelly may be material to another company.
2.Do not disclose material nonpublic information to others
It is a violation of the securities laws to provide material nonpublic information to others who may trade on the basis of that information. Therefore, for your protection, you must keep material nonpublic information about the Company or its business in strict confidence.
Additionally, premature or selective disclosure of nonpublic material information may jeopardize potential business relationships and transactions of the Company and may violate federal securities law restrictions on selective disclosure of such information. Conversations in public places, such as elevators, restaurants and airplanes, should be limited to matters that do not involve information of a sensitive or confidential nature. Similarly, you may not discuss the Company or its business on the Internet, including in an Internet forum, chat room or on social media platforms such as Facebook, Reddit or X.
3.Do not respond to outside inquiries for information
In the event you receive an inquiry for information from someone outside of Potbelly, such as a stock analyst, you should refer the inquiry to the Chief Legal Officer or the Chief Financial Officer. Responding to a request yourself is a violation of this Policy and, in some circumstances, may be a violation of the law.
4.Take personal responsibility
The ultimate responsibility for complying with this Policy and applicable laws rests with you. As we request you do in all aspects of your work with Potbelly, please use your best judgment at all times and consult with the Chief Compliance Officer or the Chief Financial Officer and/or your legal and financial advisors, in confidence, if you have questions.
Who does this Policy apply to?

This Policy applies to all officers, directors and employees of Potbelly (or “you”) upon the commencement of their relationship with the Company.
References in this Policy to “you” (as well as general references to directors, officers and employees of Potbelly) should also be understood to include members of your immediate family, persons with whom you share a household, your dependents and any other individuals or entities whose transactions in securities you control. You are responsible for making sure that these individuals and entities comply with this Policy.
You are expected to comply with this Policy as long as you hold Potbelly securities and possess any material nonpublic information about Potbelly. This means that, even after you cease to be affiliated with Potbelly, you must continue to abide by the applicable trading restrictions until you no longer have material nonpublic information. In addition, if you are subject to a trading blackout under this Policy at the time you cease to be affiliated with the Company, you are expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period.
What type of transactions are covered by this Policy?
This Policy applies to all transactions involving Potbelly securities. This Potbelly therefore applies to purchases, sales and other transfers of Potbelly ordinary shares, options, warrants, debt securities and other securities. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. These arrangements may include, among other things, transactions in derivative securities (such as exchange-traded put or call options), hedging transactions, short sales and certain decisions with respect to participation in benefit plans. This Policy also applies to any offers with respect to the transactions discussed above. Although there are limited exceptions to this Policy (described in “Are there any Exceptions to this Policy?” below), please note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction (e.g., this policy applies whether a trade involves one or 10,000 shares of Potbelly common stock).
Transactions that are Strictly Prohibited or Require Special Consideration
1.Open orders: You should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade during a blackout period, which may result in inadvertent insider trading.
2.Short sales: You may not engage in short sales (i.e., the sale of a security that must be borrowed to make delivery) or “sell short against the box” (i.e., sell with a delayed delivery) if such sales involve Potbelly securities.
3.You may not:

a.Engage in derivative securities or hedging transactions. You may not trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to Potbelly securities (other than stock options and other compensatory equity awards issued to you by Potbelly). This includes any hedging or similar transaction designed to decrease the risks associated with holding Potbelly securities.
b.Use Potbelly’s securities as collateral for loans. You may not pledge Potbelly securities as collateral for loans unless you have adopted a 10b5-1 trading plan that removes any discretion you may have over trading in Potbelly securities.
c.Hold Potbelly securities in margin accounts. You may not hold Potbelly securities in margin accounts unless you have adopted a 10b5-1 trading plan that removes any discretion you may have over trading in Potbelly securities.
What does “Material Nonpublic Information” mean?
Information is “material” if a reasonable investor would consider it important in making a decision to buy, sell or retain our shares. Both positive and negative information may be material.
Information is “nonpublic” until it has been widely disseminated to the public market and the public has had a chance to absorb and evaluate it. Unless you have seen material information publicly disseminated, you should assume the information is nonpublic. This may be in the form of a press release or other document filed with the Securities and Exchange Commission, such as our quarterly earnings reports or 8-K filings.
When in doubt, you should assume that the information is material and nonpublic. If you have any questions as to whether information should be considered “material” or “nonpublic,” please consult with the Chief Compliance Officer or their delegate.
When may I trade in Potbelly stock?
Even if you are not in possession of any material nonpublic information, you may only trade in Potbelly securities if all of the following conditions have been met:
1.Open trading window: You may only engage in transactions involving Potbelly securities during an open trading window. Our trading window will typically open at the start of the second full trading day following the date our quarterly earnings results are publicly disclosed and continue through the close of business two weeks prior to the end of the quarter. In addition to regular quarterly blackout periods, there may be additional blackout periods when appropriate due to certain events. We will notify you whenever a special blackout period goes into effect that applies to you. (See “When is our Blackout Period?” below.)
2.Pre-clearance: If you are a member of the Board of Directors or an executive officer of Potbelly (as defined in Rule 3b-7 of the Securities Exchange Act of 1934, as amended (“Executives”)), you must receive pre-clearance from the Chief Compliance Officer of your proposed trade. From time to time, Potbelly may identify other persons who require pre-clearance, and the Chief Compliance Officer may update and revise Schedule I as appropriate, without further approval of the Board of Directors. If you are the Chief Compliance Officer, you may not engage in a transaction involving Potbelly securities unless the Chief Financial Officer or outside corporate counsel has pre-cleared the transaction. The Chief Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.
3. 10b5-1 Plan: The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions made pursuant to trading plans that meet certain requirements, commonly referred to as “10b5-1 trading plans.” (See “Can I adopt a 10b5-1 Plan?” below.)
Can I adopt a 10b5-1 Plan?
10b5-1 plans may only be entered into when you are not aware of material nonpublic information, must meet the requirements set forth in Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”), and must meet any requirements for such 10b5-1 trading plans or guidelines established by Potbelly, including pre-approval by the Chief Compliance Officer. Transactions made pursuant to a 10b5-1 trading plan are not subject to the restrictions in this Policy, even if you are aware of material nonpublic information or a blackout period is in effect at the time of the transaction.
1.The SEC adopted final rules imposing new conditions on the availability of the affirmative defense available to insiders under Rule 10b5-1. In order to comply with the new rules, the Chief Compliance Officer may only authorize an insider to enter into a Rule 10b5-1 trading plan to the extent that insider and the policy comply with the following:
2.the contract or instructions to a third person must be binding upon the insider, be in writing, provide definitive instructions regarding amount, timing and price at which the securities can be sold or purchased (which can be in the form of a formula), remove any authority of the insider to modify the execution of the plan and comply with the other SEC rules on 10b5-1 plans;
3.the 10b5-1 plan cannot be effective until (A) the later of (i) ninety days after adoption of the Rule 10b5-1 trading plan, or (ii) two business days following the Company’s filing of a Form 10-Q or 10- K if adopted by a director or officer or

(B) thirty days following the adoption of the Rule 10b5-1 trading plan for all other employees;
4.the officer, director or employee wishing to enter into a Rule 10b5-1 trading plan must certify within the contract or plan AND to the Chief Compliance Officer, in writing, that at the time of entering into such contract or plan: (i) he or she is not in possession of material non-public information concerning the Company; (ii) he or she adopted the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 (iii) he or she has not entered into any other transaction that would have the effect of hedging the purchase or sale of the securities that are the subject of the contract or plan; and (iv) the proposed trade does not violate the trading restrictions of Section 16 of the 1934 Act or Rule 144 under the 1933 Act; and
5.the insider may not have more than one Rule 10b5-1 trading plan effective at any time.
The Chief Compliance Officer has full discretion to determine whether to approve any 10b5-1 plan, whether or not such plan complies with the procedures set forth above. Any amendment or early termination of any approved 10b5-1 trading plan must be submitted for authorization and pre-clearance by the Chief Compliance Officer. Any amendment to the amount, price or timing of the purchase or sale of securities under a contract or plan is a termination of such contract or plan.
When is our Blackout Period?
To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, Potbelly has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time. Whether or not a blackout period is in effect, you must comply with this Policy and may not trade on the basis of material nonpublic information.
Quarterly blackout periods
Except as discussed in the section titled “Are there any exceptions to this Policy?” Directors and officers of Potbelly as well as certain employees who have regular access to material non-public information relating to Potbelly in the normal course of their job (the “Designated Employees”) may not engage in transactions involving Potbelly securities during quarterly blackout periods. Quarterly blackout periods begin at the close of business two weeks prior to the end of any fiscal quarter and end at the start of the second full trading day following the date of public disclosure of the financial results for that fiscal quarter. This period is a particularly sensitive time for transactions involving Potbelly securities from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter.

Special blackout periods
From time to time, we may also implement additional blackout periods when, in the judgment of the Chief Compliance Officer, a trading blackout is warranted. We will generally impose special blackout periods when there are material developments known to us that have not yet been disclosed to the public. For example, we may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development. However, special blackout periods may be declared for any reason.
We will notify you if you are subject to a special blackout period. If you receive this notification, you may not disclose to others the fact that you are subject to the special blackout period and may not engage in any transaction involving Potbelly securities until approved by the Chief Compliance Officer.
Are there any Exceptions to this Policy?
Yes, there are limited exceptions to this Policy, which are described below.
1.Receipt, vesting and exercise of stock awards
The trading restrictions under this Policy do not apply to the acceptance or purchase of stock options, restricted stock or the like issued or offered by Potbelly, nor do they apply to the vesting, cancellation, forfeiture of stock options, restricted stock, restricted stock units or stock appreciation rights or the acquisition or repurchase of shares pursuant to option exercises under our option plans.
2.Sale of shares to cover tax withholdings
The trading restrictions under this Policy do not apply to the sale of Potbelly securities issued upon vesting of restricted stock units for the limited purpose of covering tax withholding obligations (and any associated broker or other fees), provided that, prior to such sale, you irrevocably elect to sell such shares to cover tax withholding obligations in connection with your execution of an equity award agreement, or in a manner approved by the Chief Compliance Officer or their delegate.
3.Purchases from any Potbelly Employee Stock Purchase Plan
The trading restrictions in this Policy do not apply to elections with respect to participation in any Company employee stock purchase plan or to purchases of the Company’s securities under such plan. However, the trading restrictions do apply to subsequent sales of the Company’s securities.
4.Stock splits, stock dividends and similar transactions
The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.

5.Bona fide gifts, inheritance or change in form of ownership
Other than as set forth herein, trading restrictions under this Policy do not apply to bona fide gifts involving Potbelly securities, transfers by will or the laws of descent and distribution or transfers for tax planning purposes in which your beneficial ownership and pecuniary interest in the transferred Potbelly securities does not change. However, bona fide gifts are subject to pre-clearance provisions in order to ensure that all bona fide gifts are reported on a timely basis on Form 4 within two business days of the effective date of the gift. Some transactions that involve merely a change in the form in which you own securities may be permitted.
6.Other exceptions
The Compensation Committee of the Board of Directors may grant a limited exception to the anti-pledging provisions of this Policy for an insider in the event such provisions cause undue hardship.  The facts and circumstances surrounding any such limited exception shall be reported to the full Board of Directors and the Chief Compliance Officer.
Please be aware that even if a transaction falls within one of the exceptions described above, you will need to separately assess whether the transaction complies with applicable law. If you have any questions, please consult with the Chief Compliance Officer.
What are the Consequences of Insider Trading?
Penalties for violating insider trading laws can include disgorging profit made or loss avoided by trading, paying the loss suffered by the persons who purchased securities from, or sold securities to, the insider tippee, paying civil and/or criminal penalties, and/or serving a jail term. Potbelly and/or supervisors of the person violating the rules may also be required to pay civil or criminal penalties and could be subject to private lawsuits. Violating this Policy may also result in immediate termination of your employment.
A violation of this Policy is not necessarily a violation of law. In fact, for reasons explained in this Policy, it is not necessary for us to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action as your employer. In addition, please remember that we may prohibit a transaction from being completed to enforce compliance with this Policy.
What should I do if I suspect that this Policy has been violated?

Please promptly report violations or suspected violations of this Policy to the Chief Compliance Officer or Chief Financial Officer. Confidential and anonymous reports can be made at any time:

•to the Potbelly Alert Line by calling toll-free: 866-888-4113
•by going online to https://www.openboard.info/PBLY/index.cfm to send an internet based message
Priority of Statutory or Regulatory Trading Restrictions

The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, or contractual restrictions on the sale of securities.
Amendments

Potbelly is committed to continuously reviewing and updating its policies, and Potbelly therefore reserves the right to amend this Policy at any time, for any reason, subject to applicable law.

Schedule I
Individuals subject to pre-clearance requirements include the following:
•Members of the Board of Directors of the Company
•Executive Officers of the Company
•Executive Assistants supporting Section 16 Officers of the Company
•Company employees with the title Director or Vice President
•Such other employees designated by the Chief Compliance Officer